Press Release


August 13, 2003

For Immediate Release

For Information Contact:
Eric R. Anderson, Vice President, Investor Relations - 202.969.1866


NCRIC Group, Inc. Announces Second Quarter, Six Month Results

Washington, D.C. -- NCRIC Group, Inc. (Nasdaq National Market: NCRI), a leading provider of medical professional liability insurance and physician practice management services in the Mid-Atlantic region, today reported operating results for its second quarter and six months ended June 30, 2003.

For the quarter, net income was $542,000 or $0.08 per diluted share, compared to $198,000 or $0.03 per diluted share for the same period in 2002. Net realized investment gains, after tax, for the second quarter of 2003 totaled $762,000 compared to net realized investment losses, after tax, of $379,000 for the second quarter of 2002. Total revenue for the quarter was $15.1 million, up $5.4 million or 57%, compared to $9.7 million for the same period in 2002.

Net income totaled $1.1 million or $0.15 per diluted share for the six months ended June 30, 2003, compared with net income of $732,000 or $0.11 per diluted share for the six months ended June 30, 2002. For the earnings per share calculations, the share amounts for periods prior to the conversion and stock offering have been revised to reflect the share exchange ratio applied in the conversion. Net realized investment gains, after tax, for the first six months of 2003 totaled $894,000 compared to net realized investment losses, after tax, of $403,000 for the first six months of 2002. For the six months ended June 30, 2003, total revenue was $29.8 million, up $10.3 million or 53%, compared to $19.5 million for the six months ended June 30, 2002. The higher revenue was offset by an increase in loss and loss adjustment expenses, underwriting expenses, and interest on Trust Preferred Securities.

Stockholders' equity increased to $84.8 million at June 30, 2003, up from $47.8 million at December 31, 2002, as a result of the completion of the second step conversion and related stock offering as well as net income and other comprehensive income for the six months ended June 30, 2003. As of June 30, 2003, there were 6.9 million shares of NCRIC Group, Inc. common stock outstanding. Book value per share as of June 30, 2003 stood at $12.25. Book value per share as of December 31, 2002 was $6.91 as revised to reflect the shares issued in the conversion and stock offering which closed on June 25, 2003.

R. Ray Pate, Jr., President and CEO, NCRIC Group, Inc. said, "Through the first six months of the year, we remain on target to achieve our 2003 new business objectives. Furthermore, the successful completion of our conversion and related stock offering provides us with additional capital to respond to what we believe to be significant growth opportunities as a result of continuing industry contraction." Pate further explained that NCRIC Group's business model incorporates a structured approach to geographic expansion that is designed to enhance profitability and strengthen the Company's position as a leading provider of medical professional liability insurance in the Mid-Atlantic region. He said, "We have begun deploying the new capital in our core market territories where carriers have either left the market or stopped writing new business. We will continue to adhere to strict underwriting criteria and maintain disciplined pricing practices as we fulfill the need for capacity in these underserved areas. Rate adequacy and controlled growth are the cornerstones of our expansion philosophy."

"Net operating results through June 30, 2003 did not meet our expectations for two primary reasons," Pate stated. "Investment income for the period was down due to lower market yields as well as our decision to improve the overall credit quality of our investment portfolio. We continue to evaluate the interest rate risk in our fixed income portfolio and are strategically positioning the investment portfolio to reduce that risk. We also experienced a slight rise in the frequency of claims in the District of Columbia which increased the loss component of our combined ratio. While at this time it does not appear to be a trend, we will continue to monitor it closely."

Pate further noted that NCRIC Group is pleased with its continuing position of financial strength. He said, "While we measure performance quarterly, we believe that medical professional liability insurance is a long-term business and therefore it is more meaningful to measure results over an extended timeframe. Our overriding objective is to maintain a strong balance sheet and increase shareholder value."

Segment Results - Insurance Segment
(in thousands)
                                           Three Months             Six Months
                                          Ended June 30,          Ended June 30,
                                        -----------------      -----------------
                                         2003       2002        2003       2002
                                        ------     ------      ------     ------
Net premiums earned                  $ 10,962   $  6,945    $ 22,411   $ 13,511
Net investment income                   1,379      1,511       2,666      3,056
Realized gains (losses)                 1,136       (574)      1,340       (610)
Other income                              286        214         566        408
                                     --------   --------    --------   --------
Total segment revenue                  13,763      8,096      26,983     16,365

Losses & LAE                           10,355      5,980      19,938     11,700
Underwriting expenses                   2,234      1,533       4,705      3,101
Other expenses                             68        101         179        231
                                     --------   --------    --------   --------
Total segment expenses                 12,657      7,614      24,822     15,032

Pre-tax segment results              $  1,105   $    482   $  2,161    $  1,333
                                     ========   ========   ========    ========

For the three months ended June 30, 2003, new business written was $2.9 million, an increase of 43% compared to the same three month period in 2002. For the six months ended June 30, 2003, new business written totaled $4.3 million compared to $6.6 million for the same six month period in 2002. The overall level of new business produced in the first six months of 2003 is lower than for the first six months of 2002 due to a decision to slow sales in the first quarter of 2003 while capital availability for 2003 growth was determined.

New Premium Written
(in thousands)
                          Three Months          Six Months
                         Ended June 30,       Ended June 30,
                       -----------------     -----------------
                        2003       2002       2003       2002
                       ------     ------     ------     ------
Direct                $  161     $  176     $  327     $  526
Agent                  2,729      1,845      3,988      6,081
                      ------     ------     ------     ------
Total                 $2,890     $2,021     $4,315     $6,607
                      ======     ======     ======     ======

Net Premiums Earned
Net premiums earned for the three months ended June 30, 2003 increased by $4.1 million, or 59%, to $11.0 million from $6.9 million for the three months ended June 30, 2002. This increase primarily reflects the increase in business in force as a result of growth from new premium written, increases in premium rates effective with 2002 and 2003 renewals, which average 16% and 29% respectively, and the change in the risk retention level from $500,000 under the 2002 reinsurance program to $1 million in 2003.

Net premiums earned increased by 66% to $22.4 million for the six months ended June 30, 2003 from $13.5 million for the same period in 2002. This increase primarily reflects growth in policies in force as a result of net new business written combined with the rise in base premiums effective with 2002 and 2003 renewals. The increase in net premiums also reflects the change in the risk retention level and an increase in premium earned for extended reporting endorsements issued.

Gross Premiums Written
Gross premiums written were $9.2 million in the second quarter of 2003, an increase of $3.5 million, or 61%, over the second quarter of 2002. For the first six months of 2003, gross premiums written were $38.6 million, an increase of $10 million, or 35%, from the same period in 2002. This increase was due to net new business written combined with the premium rate increases effective January 1, 2003.

The distribution of premium written shows notable growth in our market areas outside of the District of Columbia. We continue to maintain strict underwriting standards as we expand our business.

Gross Premium Written By State
(in thousands)

                                                  Six Months Ended June 30,
                                                 ---------------------------
                                                  2003                 2002
                                                 ------               ------
District of Columbia                     $17,432        45%   $15,153        53%
Virginia                                   8,862        23%     5,799        20%
Maryland                                   6,242        16%     3,684        13%
West Virginia                              3,131         8%     3,297        12%
Delaware                                   2,963         8%       655         2%
                                         -------   -------    -------   -------
Total                                    $38,630       100%   $28,588       100%


Losses and Loss Adjustment Expenses
(in thousands)
                                                   Three Months             Six Months
                                                  Ended June 30,          Ended June 30,
                                                ------------------     ------------------
                                                 2003        2002       2003        2002
                                                ------      ------     ------      ------
Incurred losses and LAE related to:
   Current year - losses                      $ 10,507    $  4,844   $ 20,240    $ 10,855
   Prior years - development                      (152)      1,136       (302)        845
                                              --------    --------   --------    --------
Total incurred for the period                 $ 10,355    $  5,980   $ 19,938    $ 11,700
                                              ========    ========   ========    ========

Total incurred loss and LAE expense of $10.4 million for the second quarter and $19.9 million for the first six months of 2003 increased by $4.4 million and $8.2 million, respectively, from the same periods in 2002. The increase in current year losses to $10.5 million for the second quarter and $20.2 million for the first six months of 2003 reflects the increase in the level of exposure as a result of expanding business combined with a rise in the cost of resolving claims and losses associated with the increase in retained losses under reinsurance treaties from $500,000 to $1,000,000 as of January 1, 2003. The favorable development of losses reported in prior years reflects the favorable experience on claims closed during the quarter, partially offset by the continuing upward pressure of severity of losses. Prior years development results from the re-estimation and settlement of individual losses not covered by reinsurance, which prior to 2003 are generally losses under $500,000.

Combined Ratio Results

                                                    Six Months Ended June 30,
                                                   ---------------------------
                                                         2003      2002
GAAP Underwriting Ratios:                               ------    ------
   Loss and LAE ratio                                    89.0%     86.6%
   Underwriting expense ratio                            21.0%     22.9%
                                                       ------    ------
   Combined ratio                                       110.0%    109.5%

The combined ratio of 110.0% for the six months ended June 30, 2003, compared to 109.5% for the first six months of 2002, reflects the increase in loss and loss adjustment expenses, the increase in severity in current year losses, and the stable level of core underwriting expenses.

Segment Results - Practice Management Services Segment
(in thousands)
                                              Three Months        Six Months
                                              Ended June 30,    Ended June 30,
                                             ---------------   ---------------
                                              2003     2002     2003     2002
                                             ------   ------   ------   ------
Client revenue                              $1,298   $1,544   $2,695   $3,125
Investment income                                2       14        5       20
                                            ------   ------   ------   ------
Total segment revenue                        1,300    1,558    2,700    3,145

Expenses                                     1,292    1,549    2,697    3,078
                                            ------   ------   ------   ------
Pre-tax segment results                     $    8   $    9   $    3   $   67
                                            ======   ======   ======   ======


Practice management and related revenue of $1.3 million for the three months ended June 30, 2003 is down from $1.5 million for the three months ended June 30, 2002. Practice management and related revenue of $2.7 million for the six months ended June 30, 2003 is lower by $400,000 compared to the six months ended June 30, 2002. The decrease occurred primarily in one-time consulting assignments in the HealthCare Consulting division, consistent with declines experienced in the latter part of 2002. Revenue for practice management and related services is comprised of fees for the following categories of services: practice management, accounting, tax and personal financial planning, retirement plan accounting and administration, and other services.

Practice management and related expenses totaled $1.3 million for the second quarter and $2.7 million for the first half of 2003, compared to $1.5 million and $3.1 million, respectively, for the same periods in 2002. Expenses decreased primarily due to the elimination of the client service transition expenses associated with the expiration of two employment contracts at the end of 2002.

                                                                               NCRIC Group, Inc.
                                                       Three months ended June 30,     Six months ended June 30,
                                                             2003       2002                2003       2002
                                                            ------     ------              ------     ------
                                                              (in thousands)                (in thousands)
Revenues:
Net premiums earned                                       $ 10,962   $  6,945            $ 22,411   $ 13,511
Net investment income                                        1,389      1,524               2,711      3,074
Net realized investment gains (losses)                       1,155       (574)              1,354       (610)
Practice management and related income                       1,277      1,525               2,652      3,086
Other income                                                   360        232                 713        444
                                                          --------   --------            --------   --------
        Total revenues                                      15,143      9,652              29,841     19,505

Expenses:
Losses and loss adjustment expenses                         10,355      5,980              19,938     11,700
Underwriting expenses                                        2,234      1,530               4,705      3,098
Practice management expenses                                 1,289      1,547               2,692      3,069
Interest expense on Trust Preferred Securities                 204         --                 405         --
Other expenses                                                 395        448                 837        813
                                                          --------   --------            --------   --------
        Total expenses                                      14,477      9,505              28,577     18,680

Income before income taxes                                     666        147               1,264        825

Income tax provision (benefit)                                 124        (51)                208         93
                                                          --------   --------            --------   --------
Net income                                                $    542   $    198            $  1,056   $    732
                                                          ========   ========            ========   ========
Net income per common share:
Basic                                                     $   0.08   $   0.03            $   0.16   $   0.11
Diluted                                                   $   0.08   $   0.03            $   0.15   $   0.11

Weighted average shares outstanding:
Basic                                                        6,660      6,626               6,669      6,623
Diluted                                                      6,817      6,776               6,815      6,776

For the earnings per share calculations, the share amounts for periods prior to the conversion and stock offering have been revised to reflect the share exchange ratio applied in the conversion.

                                                             June 30, 2003      December 31, 2002
                                                            ---------------    -------------------
                                                                        (in thousands)
Total investments, at market value                              $164,120            $120,120
Reinsurance recoverable                                           47,421              43,231
Total assets                                                     259,441             202,687
Liability for losses and loss adjustment expenses                112,441             104,022
Total liabilities                                                174,632             154,870
Accumulated other comprehensive income                             3,022               2,806
Total stockholders' equity                                        84,809              47,817


Outlook

Deployment of Capital
On June 25, 2003, we completed the plan of conversion and reorganization. In the related stock offering, 4,143,701 shares of the common stock of NCRIC Group produced net proceeds of $39.5 million, 75% of which have been invested in our insurance subsidiaries. We have begun to deploy this capital in our core market territories of Delaware and Virginia. These markets were identified for expansion as reductions in capacity have led many professional liability carriers to withdraw from, or limit the writing of new business in, these areas.

Over the next 18 to 24 months, we anticipate the deployment of our new capital as a result of policyholder growth, rate actions, and the maturation of claims made policies. Our pricing structure will target a return on equity of at least 10 percent.

Premium Rates
In September 2003, we will complete a comprehensive review of our insurance policy pricing in all jurisdictions. Our rates are designed to cover the cost of insurance coverage and provide a return on capital and are based on loss experience, projected operating expenses, reinsurance costs, and a return on capital. Through the first six months of 2003, we experienced continuing upward pressure on the severity of losses in all market territories. The rate level determined by the rate review will be applied to all policies beginning with those with effective dates in 2004.

Interest Rate Risk
Our investment portfolio is exposed to various market risks, including interest rate risk. At June 30, 2003, fixed maturity securities comprise 98% of total investments at market value. Because of the high percentage of fixed maturity securities, interest rate risk represents the highest exposure we have on our investment portfolio. Our investment policy is designed to maximize after-tax yields while minimizing portfolio credit risk. The decision to reallocate the portfolio in 2003 as recommended by our portfolio manager was based on this goal. We have been and are continuing to work with our investment managers to develop and implement strategies to protect the value of the portfolio in a rising interest rate environment.

Earnings
We expect the same primary factors that influenced earnings in the first six months of the year, including the interest rate environment and the large growth in new business, to have a continuing impact on earnings for the balance of 2003. We believe that we are positioned for increasing profitability in future years with premium rate levels that reduce reliance on investment income. While we anticipate a reduction in the pace of growth, our objective is to continue to deploy capital in markets where we can obtain an adequate return on investment.

Investor Conference Call
An investor conference call to discuss NCRIC Group's second quarter 2003 results will be held at 11:00 a.m., EST, on Thursday, August 14, 2003. Investors and analysts may access the conference call by dialing (800) 915-4836. All participants are requested to call in at least ten minutes prior to the start of the conference to register. The listen-only audience will be provided an opportunity to submit appropriate questions following management's remarks and these questions will be responded to as time permits. The conference call will also be Webcast in a listen-only format on Streetevents.com and through the Investor Relations section of NCRIC Group's corporate Web site at www.NCRIC.com. The Webcast will be archived will be available until September 4, 2003 at NCRIC.com and at Streetevents.com.

Safe Harbor Information
Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. These forward-looking statements include: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; and estimates of our risks and future costs and benefits. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

   o general economic conditions, either nationally or in our market area, that are worse than expected;

   o  price competition;

   o inflation and changes in the interest rate environment and performance of financial markets;

   o  adverse changes in the securities markets;

   o changes in laws or government regulations affecting medical professional liability insurance and practice management and financial services;

   o  NCRIC, Inc.'s concentration in a single line of business;

   o  our ability to successfully integrate acquired entities;

   o  changes to our ratings assigned by A.M. Best;

   o  impact of managed healthcare;

   o uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;

   o  the cost and availability of reinsurance;

   o changes in accounting policies and practices, as may be adopted by our regulatory agencies and the Financial Accounting Standards Board; and

   o  changes in our organization, compensation and benefit plans.

We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and wish to advise readers that the factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About NCRIC Group
NCRIC Group is a healthcare financial services organization that assists individual physicians and groups of physicians in managing their practices by providing medical professional liability insurance, practice management and financial services, and employee benefits plan design and pension administration. In addition to its headquarters in Washington, D.C., NCRIC Group has offices in Wilmington, Delaware; Greensboro, North Carolina; Richmond and Lynchburg, Virginia; and Charleston, West Virginia and provides services to more than 5,000 physician clients. Its primary insurance subsidiary, NCRIC, Inc., is rated A- (Excellent) by A.M. Best Company.

For further information, contact Eric R. Anderson, Vice President, Investor Relations; 1115 30th Street, NW, Washington, D.C. 20007; 202.969.1866, ext. 102;
anderson@ncric.com; or consult NCRIC Group's Web site, www.NCRIC.com.

                                       ###

August 13, 2003